Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer J. Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER HIRES CHIEF OPERATING OFFICER
Custom and ERP Veteran David E. Girard

GREENWOOD VILLAGE, Colo. – August 17, 2005 – CIBER, Inc. (NYSE: CBR), announced it has hired, effective September 6, 2005, David E. Girard as its Chief Operating Officer.

“We are very pleased that Dave Girard is joining us.  Dave has more than 20 years of experience in both custom and package software environments.  His last position was Chief Operating Officer at J.D. Edwards, which later merged with PeopleSoft and again with Oracle,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “When Dave left J.D. Edwards, it had approximately $1 billion in revenue (approximately the same as CIBER today).  Over 20 percent of CIBER’s revenue is international; Girard also had domestic and international responsibilities while with J.D. Edwards.”

CIBER’s Chief Operating Officer position has been vacant since earlier this year when Ed Longo retired.  Mr. Girard’s initial focuses will be on U.S. operations, both custom and ERP environments, and for both Corporate America and State and Local governments.

“I am very pleased CIBER is trusting me with this opportunity.  My plan is to drive organic growth, review current and new vertical solutions, and improve margins, both at the gross profit and operating income level.  Beginning in early September will allow me to be instrumental in planning for 2006,” said Girard.

Mr. Girard was a U.S. Marine from 1973 to 1977 and graduated from the University of Connecticut in May of 1982.  From 1982-1993 he was employed by Dun & Bradstreet Services, most recently as VP/General Manager of its Northeastern Region.  From 1994-2001, Mr. Girard was employed by J.D. Edwards World Solutions Company, where he was Chief Operating Officer from 1998 to 2001.  Since then he has served on the Board of Directors of a high-tech company, on the Board of Advisors of a start-up company, and as a consultant to small to medium-sized enterprises.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia.  With offices in 17 countries, annualized revenue run rate of approximately $975 million and approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2005.  All rights reserved.

###